Exhibit 10.33

EARTHLINK, INC.

2006 EQUITY AND CASH INCENTIVE PLAN

Restricted Stock Unit Agreement Awarded in

Connection with 2008 Incentive Bonus Plan

No. of Restricted Stock

Units Awarded Hereunder:

THIS RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) dated as of the 13th day of February, 2009, between EarthLink, Inc., a Delaware corporation (the “Company”), and                                        (the “Participant”) is made pursuant and subject to the provisions of the Company’s 2006 Equity and Cash Incentive Plan (the “Plan”), a copy of which is attached hereto.  All terms used herein that are defined in the Plan have the same meaning given them in the Plan.

1.                                       Grant of Restricted Stock Units.  Pursuant to the Plan and the Company’s 2008 Incentive Bonus Plan (the “Bonus Plan”), the Company, on February     , 2009 (the “Date of Grant”), granted to the Participant                      Restricted Stock Units, each Restricted Stock Unit corresponding to one share of the Common Stock of the Company (this “Award”).  Subject to the terms and conditions of the Plan, each Restricted Stock Unit represents an unsecured promise of the Company to deliver, and the right of the Participant to receive, one share of the Common Stock of the Company at the time and on the terms and conditions set forth herein.  As a holder of Restricted Stock Units, the Participant has only the rights of a general unsecured creditor of the Company. This Award is payment to the Participant under the Bonus Plan for the amount of the Participant’s Performance Bonus (as defined in the Bonus Plan) that exceeded the Participant’s Target Performance Bonus (as defined in the Bonus Plan) for the 2008 calendar year.

2.                                       Terms and Conditions.  This Award is subject to the following terms and conditions:

(a)                                  Vesting of Award.

(i)                                     In General.  Except as otherwise provided below, one hundred percent (100%) of the outstanding Restricted Stock Units shall become earned and payable on August 13, 2009, provided the Participant has been continuously employed by, or providing services to, the Company or an Affiliate from the Date of Grant until such time. Notwithstanding the foregoing, one hundred percent (100%) of the outstanding Restricted Stock Units shall become earned and payable if, prior to August 13, 2009, (A) a Change in Control occurs and the Company or an Affiliate terminates the Participant’s employment for any reason other than Cause (as defined in the Bonus Plan), death or Disability (as defined in the Bonus Plan) or (B) before a Change in Control occurs the Company or an Affiliate terminates the Participant’s employment as the result of a position elimination, such that the Participant is entitled to receive benefits under any position elimination and severance plan maintained by the Company or

Affiliate, provided in either case that the Participant has been continuously employed by, or providing services to, the Company or an Affiliate from the Date of Grant until the time of such termination of employment.

(ii)                                  Vesting Date.  Outstanding Restricted Stock Units shall be forfeitable until they become earned and payable as described above.  The date upon which the Restricted Stock Units become earned and payable shall be referred to as the “Vesting Date.”

(b)                                 Settlement of Award.  Subject to the terms of this Section 2 and Section 3 below, the Company shall issue to the Participant one share of Common Stock for each Restricted Stock Unit that becomes earned and payable under Section 2(a) above and shall deliver to the Participant such shares as soon as practicable (and within 30 days) after the Vesting Date.  As a condition to the settlement of the Award, the Participant shall be required to pay any required withholding taxes attributable to the Award in cash or cash equivalent acceptable to the Committee.  However, the Company in its discretion may, but is not required to, allow the Participant to satisfy any such applicable withholding taxes (i) by allowing the Participant to surrender shares of Common Stock that the Participant already owns (but only for the minimum required withholding), (ii) through a cashless transaction through a broker, (iii) by such other medium of payment as the Committee shall authorize or (iv) by any combination of the allowable methods of payment set forth herein.

3.                                       Termination of Award.  Notwithstanding any other provision of this Agreement, outstanding Restricted Stock Units that have not become earned and payable as of August 13, 2009 or, if earlier, on or before the termination of the Participant’s employment with the Company or an Affiliate, shall expire and may not become earned and payable after such time.

4.                                       Shareholder Rights.  Except as set forth in Section 6 below, the Participant shall not have any rights as a shareholder with respect to shares of Common Stock subject to any Restricted Stock Units until issuance of such shares of Common Stock.  The Company may include on any certificates representing shares of Common Stock issued pursuant to this Award such legends referring to any representations, restrictions or any other applicable statements as the Company, in its discretion, shall deem appropriate.

5.                                       Transferability.  Except as otherwise provided herein, this Award is not transferable other than by will or the laws of descent and distribution.  If this Award is transferred by will or the laws of descent and distribution, the Award must be transferred in its entirety to the same person or persons or entity or entities.  Notwithstanding the foregoing, the Participant, at any time prior to the Participant’s death, may transfer all or any portion of this Award to the Participant’s children, grandchildren, spouse, one or more trusts for the benefit of such family members or a partnership in which such family members are the only partners, on such terms and conditions as are appropriate for such transferees to be included in the class of transferees who may rely on a Form S-8 registration statement under the Securities Act of 1933 to sell shares received pursuant to the Award.  Any such transfer will be permitted only if (i) the Participant does not receive any consideration for the transfer and (ii) the Committee expressly approves the transfer.  Any transferee to whom this Award is transferred shall be bound by the same terms and conditions that governed the Award during the time it was held by the Participant (which terms and conditions shall still be read from the perspective of the

Participant); provided, however, that such transferee may not transfer the Award except than by will or the laws of descent and distribution.  Any such transfer shall be evidenced by an appropriate written document that the Participant and the transferee execute and the Participant shall deliver a copy thereof to the Committee on or before the effective date of the transfer.  No right or interest of the Participant or any transferee in this Award shall be liable for, or subject to, any lien, liability or obligation of the Participant or transferee.

6.                                       Cash Dividends.  For so long as the Participant holds outstanding Restricted Stock Units, if the Company pays any cash dividends on its Common Stock, then the Company will pay the Participant in cash for each outstanding Restricted Stock Unit covered by this Award as of the record date for such dividend, less any required withholding taxes, the per share amount of such dividend that the Participant would have received had the Participant owned the underlying shares of Common Stock as of the record date of the dividend if, and only if, the Restricted Stock Units become earned and payable and the related shares of Common Stock are issued to the Participant.  In that case, the Company shall pay such cash amounts to the Participant, less any required withholding taxes, at the same time the related shares of Common Stock are delivered.  The additional payments pursuant to this Section 6 shall be treated as a separate arrangement.

7.                                       Change in Capital Structure.  The terms of this Award shall be adjusted in accordance with the terms and conditions of the Plan as the Committee determines is equitably required in the event the Company effects one or more stock dividends, stock splits, subdivisions or consolidations of shares or other similar changes in capitalization.

8.                                       Notice.  Any notice or other communication given pursuant to this Agreement, or in any way with respect to the Award, shall be in writing and shall be personally delivered or mailed by United States registered or certified mail, postage prepaid, return receipt requested, to the following addresses:

If to the Company:	EarthLink, Inc.
1375 Peachtree Street - Level A
Atlanta, Georgia 30309
Attention: General Counsel

If to the Participant:

9.                                       No Right to Continued Employment or Service.  Neither the Plan, the granting of this Award nor any other action taken pursuant to the Plan or this Award constitutes or is evidence of any agreement or understanding, express or implied, that the Company or any Affiliate will retain the Participant as an employee or other service provider for any period of time or at any particular rate of compensation.

10.                                 Agreement to Terms of Plan and Agreement.  The Participant has received a copy of the Plan, has read and understands the terms of the Plan and this Agreement, and agrees to be bound by their terms and conditions.

11.                                 Tax Consequences.  The Participant acknowledges that (i) there may be adverse tax consequences upon acquisition or disposition of the shares of Common Stock issued pursuant to this Award and (ii) Participant should consult a tax adviser prior to such acquisition or disposition.  This Award is intended to be exempt from Code Section 409A.  However, the Participant is solely responsible for determining the tax consequences of the Award and for satisfying the Participant’s tax obligations with respect to the Award (including, but not limited to, any income or excise taxes resulting from the application of Code Section 409A), and the Company shall not be liable if this Award is subject to Code Section 409A.

12.                                 Binding Effect.  Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon and inure to the benefit of the distributees, legatees and personal representatives of the Participant and the successors of the Company.

13.                                 Conflicts.  In the event of any conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall govern.  All references herein to the Plan shall mean the Plan as in effect on the date hereof.

14.                                 Counterparts.  This Agreement may be executed in a number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one in the same instrument.

15.                                 Miscellaneous.  The parties agree to execute such further instruments and take such further actions as may be necessary to carry out the intent of the Plan and this Agreement.  This Agreement and the Plan shall constitute the entire agreement of the parties with respect to the subject matter hereof.

16.                                 Governing Law.  This Agreement shall be governed by the laws of the State of Delaware, except to the extent federal law applies.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by a duly authorized officer, and the Participant has affixed his signature hereto.

COMPANY:

EARTHLINK, INC.

By:
Name:
Title:

PARTICIPANT:

[Participant’s Name]